     As filed with the Securities and Exchange Commission on April 10, 2000
                                                   Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ----------------------

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                             ----------------------

                            INTRANET SOLUTIONS, INC.
             (Exact name of Registrant as specified in its charter)

                MINNESOTA                               41-1652566
     (State or other jurisdiction of                 (I.R.S. Employer
      incorporation or organization)                Identification No.)

                                8091 WALLACE ROAD
                          EDEN PRAIRIE, MINNESOTA 55344
                        (Address and telephone number of
                  the Registrant's principal executive offices)
                         ------------------------------

                                 Robert F. Olson
                      President and Chief Executive Officer
                            IntraNet Solutions, Inc.
                                8091 Wallace Road
                          Eden Prairie, Minnesota 55344
                                 (952) 903-2000
                       (Name, address and telephone number
                              of agent for service)
                         ------------------------------

                                    copy to:
                                   Kris Sharpe
                               Faegre & Benson LLP
                               2200 Norwest Center
                             90 South Seventh Street
                          Minneapolis, Minnesota 55402
                         ------------------------------

                  Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

                  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

                  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

                  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [ ]
                                                           ---------------------

                  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                                                 -------------------------------

                  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                                                --------------------------------

                         CALCULATION OF REGISTRATION FEE

======================== ======================== ====================== ===================== =====================
                                                                               Proposed
                                                        Proposed               maximum
       Title of                  Amount                  maximum              aggregate             Amount of
     securities to                to be              offering price            offering            registration
     be registered             registered             per share (1)           price (1)                fee
======================== ======================== ====================== ===================== =====================
     Common Stock,
    $.01 par value           490,805 shares              $41.625             $20,429,758            $5,393.46
======================== ======================== ====================== ===================== =====================

(1) Estimated solely for the purpose of the registration fee pursuant to Rule 457(c) based on the average of the high and low sales prices per share of the Registrant's Common Stock on April 4, 2000 as reported on the Nasdaq National Market.

                         -------------------------------

                  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.


================================================================================

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.



                  Subject to completion. Dated April 10, 2000.





                                   PROSPECTUS



                                 490,805 SHARES



                            INTRANET SOLUTIONS, INC.



                                  COMMON STOCK
                             ----------------------

                  This prospectus relates to shares of our common stock that may be sold by the selling shareholders named under "Selling Shareholders." We will not receive any of the proceeds from the sale of those shares.

                  Our common stock is traded on the Nasdaq National Market under the symbol "INRS." On April 7, 2000, the last sale price for the common stock, as reported on the Nasdaq National Market, was $45.75 per share.

                  SEE "RISK FACTORS" BEGINNING ON PAGE 2 FOR FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF THE COMMON STOCK.

                            ------------------------

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                           ---------------------------



                                                          , 2000

                            INTRANET SOLUTIONS, INC.

         We are a leading provider of Web content management solutions for intranets, extranets and the Internet. Our Xpedio Content Management Suite offers customers the ability to simplify and automate management of Web content from all sources. We address an organization's complex needs in publishing, updating and maintaining its Web sites by providing a comprehensive solution that eliminates administrative bottlenecks and automatically publishes content from native formats directly to the Web.

         We were incorporated in Minnesota in 1989. Our executive offices are located at 8091 Wallace Road, Eden Prairie, Minnesota 55344; our telephone number is 952-903-2000; and our Web site is located at http://www. intranetsolutions.com. Information contained on our Web site is not part of this prospectus.

                                  RISK FACTORS

         You should consider carefully the following risks before you decide to buy our common stock. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties also may impair our business operations. Any of the following risks may cause our business, financial condition and results of operations to suffer. This could cause the trading price of our common stock to decline and you may lose all or part of the money paid to buy our common stock.

WE HAVE A LIMITED OPERATING HISTORY ON WHICH TO EVALUATE OUR PROSPECTS.

    Significant sales of our Xpedio Content Management Suite, which includes Xpedio Content Server, Xpedio Content Publisher and Xpedio Web Asset Management, began following our acquisition of InfoAccess, Inc. in September 1999. Accordingly, we have only a limited operating history in our current product line on which you can base your evaluation of our business and prospects. In addition, our prospects must be considered in light of the risks and uncertainties encountered by companies in an early stage of development in new and rapidly evolving markets. Many of these risks are discussed under the subheadings below.

FLUCTUATIONS IN OUR OPERATING RESULTS MAY MAKE IT DIFFICULT TO PREDICT OUR FUTURE PERFORMANCE.

    Our revenues and operating results are difficult to predict and may fluctuate significantly from quarter to quarter. If our quarterly revenues or operating results fall below the expectations of investors or securities analysts, the price of our common stock could fall substantially. A large part of our sales typically occur in the last month of a quarter. If these sales were delayed from one quarter to the next for any reason, our operating results could fluctuate dramatically. In addition, our sales cycles may vary, making the timing of sales difficult to predict. Furthermore, our infrastructure costs are generally fixed. As a result, modest fluctuations in revenues between quarters may cause large fluctuations in operating results. These factors all tend to make the timing of revenues unpredictable and may lead to high period-to-period fluctuations in operating results.

    Our quarterly revenues and operating results may fluctuate for several additional reasons, many of which are outside of our control, including the following:

    - demand for our products and services;

    - the timing of new product introductions and sales of our products and services;

    - unexpected delays in introducing new products and services;

    - increased expenses, whether related to sales and marketing, research and development or administration;

    - changes in the rapidly evolving market for data and content management solutions;

    - the mix of revenues from product licenses and services, as well as the mix of products licensed;

    - the mix of services provided and whether services are provided by our staff or third-party contractors;

    - the mix of domestic and international sales;

    - costs related to possible acquisitions of technology or businesses;

    - general economic conditions; and

    - public announcements by our competitors.

OUR SUCCESS DEPENDS ON OUR ABILITY TO EXPAND OUR SALES FORCE AND DISTRIBUTION CHANNELS.

    To increase our market share and revenues, we must increase the size of our sales force and the number of our distribution channel partners. Our failure to do so may have a material adverse effect on our business, operating results and financial condition. There is intense competition for sales personnel in our business, and we cannot be sure that we will be successful in attracting, integrating, motivating and retaining new sales personnel. Our existing or future distribution channel partners may choose to devote greater resources to marketing and supporting the products of other companies. In addition, we will need to resolve potential conflicts among our sales force and distribution channel partners.

POTENTIAL ACQUISITIONS MAY BE DIFFICULT TO COMPLETE OR TO INTEGRATE AND MAY DIVERT MANAGEMENT'S ATTENTION.

    We may seek to acquire or invest in businesses, products or technologies that are complementary to our business. If we identify an appropriate acquisition opportunity, we may be unable to negotiate favorable terms for that acquisition, successfully finance the acquisition or integrate the new business or products into our existing business and operations. In addition, the negotiation of potential acquisitions and the integration of an acquired businesses or products may divert management time and resources from our existing business and operations. To finance acquisitions, we may use a substantial portion of our available cash or we may issue additional securities, which would cause dilution to our shareholders.

WE MAY NOT BE PROFITABLE IN THE FUTURE.

    Our revenues may not grow in future periods, may not grow at past rates and we may not sustain our recent quarterly profitability (excluding expenses incurred in connection with the acquisition of InfoAccess in the quarter ended September 30, 1999). If we do not sustain our recent quarterly profitability, the market price of our stock may fall. Our ability to sustain our recent profitable operations depends upon many factors beyond our direct control. These factors include, but are not limited to:

    - the demand for our products;

    - our ability to quickly introduce new products;

    - the level of product and price competition;

    - our ability to control costs; and

    - general economic conditions.

THE INTENSE COMPETITION IN OUR INDUSTRY MAY REDUCE OUR FUTURE SALES AND PROFITS.

    The market for our products is highly competitive and is likely to become more competitive. We may not be able to compete successfully in our chosen marketplace, which may have a material adverse effect on our business, operating results and financial condition. Additional competition may cause pricing pressure, reduced sales and margins, or prevent our products from gaining and sustaining market acceptance. Many of our current and potential competitors have greater name recognition, access to larger customer bases, and substantially more resources than we have. Competitors with greater resources than ours may be able to respond more quickly than we can to new opportunities, changing technology, product standards or customer requirements.

WE MAY HAVE DIFFICULTY MANAGING OUR GROWTH.

    Any failure to properly manage our growth may have a material adverse effect on our business, operating results and financial condition. The rapid growth that we have experienced places significant challenges on our management, administrative and operational resources. To properly manage this growth, we must, among other things, implement and improve additional and existing administrative, financial and operational systems, procedures and controls on a timely basis. We will also need to expand our finance, administrative and operations staff. We may not be able to complete the improvements to our systems, procedures and controls necessary to support our future operations in a timely manner. Management may not be able to hire, train, integrate, retain, motivate and manage required personnel and may not be able to successfully identify, manage and exploit existing and potential market opportunities. In connection with our expansion, we plan to increase our operating expenses to expand our sales and marketing operations, develop new distribution channels, fund greater levels of research and development, broaden services and support and improve operational and financial systems. Our failure to generate additional revenue commensurate with an increase in operating expenses during any fiscal period could have a material adverse effect on our financial results for that period.

WE DEPEND ON THE INTEGRATION AND CONTINUED SERVICE OF OUR KEY PERSONNEL.

    We are a small company and depend greatly on the knowledge and experience of our senior management team, many of whom have only recently joined us, and other key personnel. If we fail to quickly integrate our team or lose any of these key personnel our business, operating results and financial condition could be materially adversely affected. We must hire additional employees to meet our business plan and alleviate the negative effect that the loss of a senior manager could have on us. Our success will depend in part on our ability to attract and retain additional personnel with the highly specialized expertise necessary to engineer, design and support our products and services. Like other software companies, we face intense competition for qualified personnel. We may not be able to attract or retain such personnel.

WE HAVE RELIED AND EXPECT TO CONTINUE TO RELY ON SALES OF OUR CONTENT MANAGEMENT SOFTWARE PRODUCTS FOR OUR REVENUES.

    We currently derive all of our revenues from product licenses and services associated with our suite of content management software products. The market for content management software products is new and rapidly evolving. We cannot be certain that a viable market for our products will emerge, or if it does emerge, that it will be sustainable. If we do not continue to increase revenues related to our existing products or generate revenues from new products and services, our business, operating results and financial condition may be materially adversely affected. We will continue to depend on revenues related to new and enhanced versions of our software products for the foreseeable future. Our success will largely depend on our ability to increase sales from existing products and generate sales from product enhancements and new products. We cannot be certain that we will be successful in upgrading and marketing our existing products or that we will be successful in developing and marketing new products and services. The market for our products is highly competitive and subject to rapid technological change. Technological advances could make our products less attractive to customers and adversely affect our business. In addition, complex software product development involves certain inherent risks, including risks that errors may be found in a product enhancement or new product after its release, even after extensive testing, and the risk that discovered errors may not be corrected in a timely manner.

OUR SUCCESS DEPENDS ON OUR ABILITY TO PROTECT OUR PROPRIETARY TECHNOLOGY.

    If we are unable to protect our intellectual property, or incur significant expense in doing so, our business, operating results and financial condition may be materially adversely affected. Any steps we take to protect our intellectual property may be inadequate, time consuming and expensive. We currently have no patents or pending patent applications. Without significant patent or copyright protection, we may be vulnerable to competitors who develop functionally equivalent products. We may also be subject to claims that our current products infringe on the intellectual property rights of others. Any such claim may have a material adverse effect on our business, operating results and financial condition.

    We anticipate that software product developers will be increasingly subject to infringement claims due to growth in the number of products and competitors in our industry, and the overlap in functionality of products in different industries. Any infringement claim, regardless of its merit, could be time-consuming, expensive to defend, or require us to enter into royalty or licensing agreements. Such royalty or licensing agreements may not be available on commercially favorable terms, or at all. We are not currently involved in any intellectual property litigation. However, we have been notified by a third-party that they believe our Xpedio mark infringes their proprietary rights. Due to the early stage of this dispute, we are unable to assess the likelihood that an infringement claim would be successful and we have not determined how we will respond to this notification. If we are unable to defend our Xpedio mark, we may be required to cease the use of this mark and to develop and adopt a new mark.

    We rely on trade secret protection, confidentiality procedures and contractual provisions to protect our proprietary information. Despite our attempts to protect our confidential and proprietary information, others may gain access to this information. Alternatively, other companies may independently develop substantially equivalent information. We have been issued trademarks for the Intranet Solutions and Intra.doc! marks, and have applied for trademark registration for the Xpedio mark.

    We are not certain whether a trademark will be issued on the Xpedio mark. In the absence of trademark protection, we may be unable to take advantage of the brand name recognition we are attempting to build. In addition, even if a trademark is issued on the Xpedio mark, we cannot be sure that the trademark will prove valuable to us.

OUR PRODUCTS MAY NOT BE COMPATIBLE WITH COMMERCIAL WEB BROWSERS AND OPERATING SYSTEMS.

    Our products utilize interfaces that are compatible with commercial Web browsers. In addition, Xpedio is a server-based system written in Java that functions in both Windows NT, UNIX and Linux environments. We must continually modify our products to conform to commercial Web browsers and operating systems. If our products were to become incompatible with commercial Web browsers and operating systems, our business would be harmed. In addition, uncertainty related to the timing and nature of product introductions or modifications by vendors of Web browsers and operating systems may have a materially adverse effect on our business, operating results and financial conditions.

WE COULD BE SUBJECT TO PRODUCT LIABILITY CLAIMS IF OUR PRODUCTS FAIL TO PERFORM TO SPECIFICATIONS.

    If software errors or design defects in our products cause damage to customers' data and our agreements do not protect us from related product liability claims, our business, operating results and financial condition may be materially adversely affected. In addition, we could be subject to product liability claims if our security features fail to prevent unauthorized third parties from entering our customers intranet, extranet or Internet Web sites. Our software products are complex and sophisticated and may contain design defects or software errors that are difficult to detect and correct. Errors, bugs or viruses spread by third parties may result in the loss of market acceptance or the loss of customer data. Our agreements with customers that attempt to limit our exposure to product liability claims may not be enforceable in certain jurisdictions where we operate.

FUTURE REGULATIONS COULD BE ADOPTED THAT RESTRICT OUR BUSINESS.

    Federal, state or foreign agencies may adopt new legislation or regulations governing the use and quality of Web content. We cannot predict if or how any future laws or regulations would impact our business and operations. Even though these laws and regulations may not apply to our business directly, they could indirectly harm us to the extent that they impact our customers and potential customers.

SIGNIFICANT FLUCTUATION IN THE MARKET PRICE OF OUR COMMON STOCK COULD RESULT IN SECURITIES LITIGATION AGAINST US.

    In the past, securities class action litigation has been brought against publicly held companies following periods of volatility in the price of their securities. If we were subject to such litigation due to volatility in our stock price, we may incur substantial costs. Such litigation could divert the attention of our senior management away from our business, which could have a material adverse effect on our business, operating results and financial condition.

    The market price of our common stock has fluctuated significantly in the past and may do so in the future. The market price of our common stock may be affected by each of the following factors, many of which are outside of our control:

    - variations in quarterly operating results;

    - changes in estimates by securities analysts;

    - changes in market valuations of companies in our industry;

    - announcements by us of significant events, such as major sales, acquisitions of businesses or losses of major customers;

    - additions or departures of key personnel; and

    - sales of our equity securities.

OUR PERFORMANCE WILL DEPEND ON THE GROWTH AND ACCEPTANCE OF THE WEB.

    Our products are designed to be used with the private intranets, extranets and the Internet. If the use of these methods of electronic communication does not grow, our business, operating results and financial condition may be materially adversely affected. Continued growth in the use of the Web will require ongoing and widespread interest in its capabilities for communication and commerce. Its growth will also require maintenance and expansion of the infrastructure supporting its use and the development of performance improvements, such as high speed modems. The Web infrastructure may not be able to support the demands placed on it by continued growth. The ongoing development of corporate intranets depends on continuation of the trend toward network-based computing and on the willingness of businesses to reengineer the processes used to create, store, manage and distribute their data. All of these factors are outside of our control.

OUR EXISTING SHAREHOLDERS WILL EXERCISE SIGNIFICANT CONTROL OVER INTRANET SOLUTIONS.

    Robert F. Olson, our President and Chief Executive Officer, holds approximately 12.8% of our outstanding common stock. Accordingly, Mr. Olson is able to exercise significant control over the affairs of IntraNet Solutions. Additionally, our directors and executive officers beneficially own approximately 16.2% of our common stock. These persons will effectively control IntraNet Solutions and be able to direct its affairs, including approval of the acquisition or disposition of assets, future issuances of common stock or other securities and the authorization of dividends on our common stock. Our directors and executive officers could use their stock ownership to delay, defer or prevent a change in control of IntraNet Solutions, depriving shareholders of the opportunity to sell their stock at a price in excess of the prevailing market price.

SUBSTANTIAL SALES OF OUR COMMON STOCK COULD ADVERSELY AFFECT OUR STOCK PRICE.

    The sale, or availability for sale, of substantial quantities of our common stock may have the effect of depressing its market price by potentially introducing a large number of sellers into an already volatile market. In addition, the sale of these shares could impair our ability to raise capital through the sale of additional equity securities. Approximately 20,657,000 shares of our common stock are outstanding, approximately 17,374,000 of which are freely tradable or are included in this offering. Another
3,283,000 shares are eligible for sale to the public under Rule 144 of the Securities Act of 1933. We have outstanding warrants to purchase up to an aggregate of 653,943 shares of common stock, all of which may be resold pursuant to currently effective registration statements or are included in this offering. There are 2,220,251 additional shares subject to outstanding options.

WE CAN ISSUE SHARES OF PREFERRED STOCK WITHOUT SHAREHOLDER APPROVAL, WHICH COULD ADVERSELY AFFECT THE RIGHTS OF COMMON SHAREHOLDERS.

    Our Articles of Incorporation permit us to establish the rights, privileges, preferences and restrictions, including voting rights, of unissued shares of our capital stock and to issue such shares without approval from our shareholders. The rights of holders of our common stock may suffer as a result of the rights granted to holders of preferred stock that may be issued in the future. In addition, we could issue preferred stock to prevent a change in control of IntraNet Solutions, depriving shareholders of an opportunity to sell their stock at a price in excess of the prevailing market price.

CERTAIN PROVISIONS OF MINNESOTA LAW MAY MAKE A TAKEOVER OF INTRANET SOLUTIONS DIFFICULT, DEPRIVING SHAREHOLDERS OF OPPORTUNITIES TO SELL SHARES AT ABOVE-MARKET PRICES.

    Certain provisions of Minnesota law may have the effect of discouraging attempts to acquire IntraNet Solutions without the approval of our Board of Directors. Consequently, our shareholders may lose opportunities to sell their stock for a price in excess of the prevailing market price.

                         ------------------------------

         This prospectus contains forward-looking statements based on our current expectations, assumptions, estimates and projections about our business and our industry. These forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, as more fully described above and elsewhere in this prospectus. We undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

                              SELLING SHAREHOLDERS

         The following table presents the number of outstanding shares of our common stock beneficially owned by the selling shareholders as of March 31, 2000. The table also presents the maximum number of shares proposed to be sold by the selling shareholders and the number of shares they will own after the sales. The percentages are based on 20,657,164 shares outstanding on March 31, 2000.

                                       SHARES BENEFICIALLY OWNED                       SHARES BENEFICIALLY OWNED
                                           PRIOR TO OFFERING                               AFTER OFFERING (1)
                                       -------------------------                       -------------------------
                                                      PERCENTAGE                                       PERCENTAGE
                                                          OF              SHARES                           OF
               NAME                     NUMBER        OUTSTANDING         OFFERED        NUMBER        OUTSTANDING
-----------------------------------   ----------     -------------       ---------     ----------     -------------
Andcor Companies, Inc.(2)                38,420            *  %           38,420              --         --  %

Culbertson Family Trust dated           121,150            *             121,150              --         --
February 2, 1996, as amended

W. James Culbertson(3)                  303,223           1.5            180,753         122,470          *

Richard M. Dillhoff(4)                  203,224           1.0             80,753         122,471          *

Thomas E. Freeman(5)                     15,882            *               8,075           7,807          *

Dalene M. Myrick                          7,654            *               7,654              --         --

Rita M. Olson(6)                      2,700,764          13.0             50,000       2,650,764        12.8

Christopher Reed(2)                       4,000            *               4,000              --         --


-------------------------
*Less than 1%.

(1) Assumes sale of all shares of the selling shareholders being offered.

(2) Shares issuable upon the exercise of a warrant or warrants.

(3) Includes 122,470 shares issuable upon the exercise of options held by Mr. Culbertson.

(4) Includes 122,471 shares issuable upon the exercise of options held by Mr. Dillhoff.

(5) Includes 7,807 shares issuable upon the exercise of options held by Mr. Freeman.

(6) Includes 50,000 shares issuable upon the exercise of a warrant held by Mrs. Olson and 2,615,050 shares owned by Mrs. Olson's spouse, in which shares she disclaims any beneficial interest.

                              PLAN OF DISTRIBUTION

         The selling shareholders may sell the shares being offered from time to time in one or more transactions:


         - on the Nasdaq National Market or otherwise;
         - in the over-the-counter market;
         - in negotiated transactions;
         - through the writing of options on shares, whether the options are listed on an options exchange or otherwise; or
         - a combination of such methods of sale.

         The selling shareholders may sell the shares at market prices prevailing at the time of sale, at prices related to those market prices or at negotiated prices. The selling shareholders also may sell the shares pursuant to Rule 144 adopted under the Securities Act of 1933 as permitted by that Rule. The selling shareholders may effect transactions by selling shares directly to purchasers or to or through broker-dealers. The broker-dealers may act as agents or principals. The broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders or the purchasers of the shares. The compensation of any particular broker-dealer may be in excess of customary commissions. The selling shareholders and broker-dealers that participate with the selling shareholders in the distribution of shares may be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act. Any commissions received by them and any profit on the resale of shares may be deemed to be underwriting compensation. We have informed the selling shareholders that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934 may apply to their sales of shares in the market.

         Upon notification to us by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale or purchase of shares, a supplement to this prospectus will be filed, if required, disclosing:

         -    the name of the participating broker-dealers;
         -    the number of shares involved;
         -    the price at which such shares were sold;
         - the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable;
         - that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and
         -    other facts material to the transaction.

         Under separate agreements with Dain Rauscher Incorporated, U.S. Bancorp Piper Jaffray Inc., Soundview Technology Group, Inc. and Craig-Hallum Capital Group, Inc., the underwriters of a public offering of our common stock, Mr. Culbertson, the Culbertson Family Trust dated February 2, 1996, as amended, Mr. Dillhoff and Mr. Freeman have each agreed not to sell, transfer, grant any third party the right to purchase, or otherwise dispose of any shares of our common stock or other securities of ours that they own or acquire, other than shares of common stock acquired in open market transactions or transferred by gift or will to immediate family members, until June 7, 2000, without the prior written consent of Dain Rauscher Incorporated. The underwriters may, without notice and in their sole discretion, allow any of the above-named shareholders to dispose of common stock or other securities prior to June 7, 2000. There are however, currently no agreements between the underwriters and any of the above-named shareholders allowing such sales.

         We may suspend sales of shares offered by Mr. Culbertson, Mr. Dillhoff, the Culbertson Family Trust, Mr. Freeman and Ms. Myrick under this prospectus for a limited time, according to the terms of the agreements under which such shares were acquired. We will promptly notify the selling shareholders any time sales of shares are suspended and will promptly notify the selling shareholders of the termination of any such suspension.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its Public Reference Room. Our SEC filings are also available at the office of the National Association of Securities Dealers, Inc. For more information on obtaining copies of our public filings at the National Association of Securities Dealers, Inc., you should write to National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.
         We "incorporate by reference" into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus and information that we file subsequently with the SEC will automatically update this prospectus. We incorporate by reference the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the initial filing of the registration statement that contains this prospectus and prior to the time that all the securities offered by this prospectus are sold:

         - Annual Report on Form 10-K for the year ended March 31, 1999 (including information specifically incorporated by reference into our Form 10-K from our 1999 Annual Report to Shareholders and our definitive Notice and Proxy Statement for our 1999 Annual Meeting of Shareholders);
         - Quarterly Reports on Form 10-Q for the quarters ended June 30, 1999, September 30, 1999 and December 31, 1999;
         - Current Report on Form 8-K dated September 16, 1999; -1 Current Report on Form 8-K, as amended, dated September 29, 1999;
         - the consolidated financial statements contained in the prospectus dated March 9, 2000 filed with the SEC pursuant to Rule 424(b)(4) under the Securities Act; and
         - the description of our common stock contained in the registration statement on Form 8-A filed on January 28, 1992 and any amendment or reports filed to update that description.

         You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing to or telephoning us at the following address:

                              Mr. Gregg A. Waldon
                              Chief Financial Officer, Treasurer and Secretary IntraNet Solutions, Inc.
                              8091 Wallace Road
                              Eden Prairie, Minnesota 55344
                              (952) 903-2000

         You should rely only on the information incorporated by reference or presented in this prospectus. We have not authorized anyone else to provide you with different information. We are only offering these securities in states where the offer is permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the cover page of this prospectus.

                                 LEGAL OPINIONS

         Faegre & Benson LLP, 2200 Norwest Center, Minneapolis, Minnesota 55402 will pass upon the validity of the shares of common stock offered by this prospectus. Members of Faegre & Benson LLP own 1,500 shares of our common stock.

                                     EXPERTS

         Our consolidated financial statements as of March 31, 1999 and March 31, 1998 and for the years then ended included in our prospectus dated March 9, 2000 filed with the SEC pursuant to Rule 424(b)(4) under the Securities Act have been audited by Grant Thornton LLP, independent certified public accountants, as indicated in their report thereon, and are incorporated by reference into this prospectus in reliance upon the authority of such firm as experts in giving such report. Our consolidated financial statements for the year ended March 31, 1997 included in our prospectus dated March 9, 2000 filed with the SEC pursuant to Rule 424(b)(4) under the Securities Act were audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, and are incorporated by reference into this prospectus in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 14.          OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

                  Expenses in connection with the issuance and distribution of the shares of common Stock being registered hereunder other than underwriting commissions and expenses, are estimated below.

                  SEC registration fee ......................................     $      5,393
                  Nasdaq listing fee ........................................           17,500
                  Legal services and expenses ...............................           15,000
                  Accounting services and expenses ..........................            2,000
                  Printing fees .............................................              500
                  Miscellaneous .............................................            4,607
                                                                                   -----------
                  Total                                                            $    45,000
                                                                                   ===========

                  Except for the SEC registration fee and the Nasdaq listing fee, all of the foregoing expenses have been estimated. The selling shareholders will bear fees and disbursements of their own legal counsel and accountants and transfer taxes. The Registrant will bear all other expenses.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Under Article 6 of the Company's Amended and Restated Bylaws, the Company is required to indemnify its directors and officers to the fullest extent permitted by the laws of the State of Minnesota. Minnesota Statutes
Section 302A.521 requires the Company to indemnify a person made or threatened to be made a party to a proceeding, by reason of the former or present official capacity of the person with respect to the Company, against judgments, penalties, fines, including without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys' fees and disbursements, if, with respect to the acts or omissions of the person complained of in the proceeding, such person (1) has not been indemnified by another organization or employee benefit plan for the same judgments, penalties, fines, including without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys' fees and disbursements, incurred by the person in connection with the proceeding with respect to the same acts or omissions; (2) acted in good faith; (3) received no improper personal benefit, and statutory procedure has been followed in the case of any conflict of interest by a director; (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (5) in the case of acts or omissions occurring in the person's performance in the official capacity of director or, for a person not a director, in the official capacity of officer, committee member, employee or agent, reasonably believed that the conduct was in the best interests of the Company, or in the case of performance by a director, officer, employee or agent of the Company as a director, officer, partner, trustee, employee or agent of another organization or employee benefit plan, reasonably believed that the conduct was not opposed to the best interests of the Company. In addition, Section 302A.521, subd. 3, requires payment by the Company upon written request, of reasonable expenses in advance of final disposition in certain instances. A decision as to required indemnification is made by a majority of the disinterested Board of Directors present at a meeting at which a disinterested quorum is present, or by a designated committee of disinterested directors, by special legal counsel, by the disinterested shareholders, or by a court.

         The Company also maintains a director and officer insurance policy to cover the Company, its directors and its officers against certain liabilities.

ITEM 16. EXHIBITS.

         Exhibit                     Description
         -------                     -----------
         4.1      Second Amended and Restated Articles of Incorporation(1)

         4.2      Amended and Restated Bylaws(2)

         4.3      Stock Purchase Warrant, dated December 20, 1996, between the Registrant and Rita M. Olson(3)

         4.4      Note Conversion and Subscription Agreement, dated June 6, 1997, between the Registrant and Rita M.
                  Olson(4)

         4.5      Stock Purchase Warrant, dated April 1, 1998, between the Registrant and Andcor Companies, Inc.

         4.6      Stock Purchase Warrant, dated June 12, 1998, between the Registrant and Andcor Companies, Inc.

         4.7      Stock Purchase Warrant, dated April 1, 1999, between the Registrant and Andcor Companies, Inc.

         4.8      Stock Purchase Warrant, dated June 30, 1999, between the Registrant and Christopher Reed

         5        Opinion of Faegre & Benson LLP

         23.1     Consent of Grant Thornton LLP

         23.2     Consent of Grant Thornton LLP

         23.3     Consent of Grant Thornton LLP

         23.4     Consent of Grant Thornton LLP

         23.5     Consent of Ernst & Young LLP

         23.6     Consent of Faegre & Benson LLP (contained in Exhibit 5 to this Registration Statement)

         24       Powers of Attorney (included on page II-4 of this Registration Statement)

------------------------
(1) Incorporated by reference to the exhibit 3.1 to the Registrant's Quarterly Report on Form 10-Q for the period ending December 31, 1999 (File No. 0-19817).

(2) Incorporated by reference to Exhibit A to the Registrant's Definitive Proxy Statement on Schedule 14A, filed with the Securities and Exchange Commission on July 22, 1997 (File No. 0-19817).

(3) Incorporated by reference to Exhibit 10.20 of the Registrant's Annual Report on Form 10-KSB for the fiscal year ended March 31, 1997 (File No. 0-19817).

(4) Incorporated by reference to Exhibit 10.21 of the Registrant's Annual Report on Form 10-KSB for the fiscal year ended March 31, 1997 (File No. 0-19817).

ITEM 17.                             UNDERTAKINGS.

                  The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement
         (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement, and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

                  Pursuant to the requirements of the Securities Act of 1933, the undersigned Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Eden Prairie, State of Minnesota, on April 10, 2000.

                       INTRANET SOLUTIONS, INC.
                       (Registrant)


                       By     /s/ Robert F. Olson
                         ------------------------------------------------
                                Robert F. Olson
                                Chairman of the Board of Directors, President and Chief Executive Officer


                                POWER OF ATTORNEY

         Each of the undersigned hereby appoints Robert F. Olson and Gregg A. Waldon, and each of them (with full power to act alone), as attorneys and agents for the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act of 1933, as amended, any and all amendments and exhibits to this Registration Statement and any and all applications, instruments and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite and necessary or desirable.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons, representing a majority of the Board of Directors, in the capacities and on the dates indicated.

                 NAME                                    TITLE                                  DATE
----------------------------------------  -------------------------------------- -----------------------------------
          /s/ Robert F. Olson
----------------------------------------
              Robert F. Olson               Chairman of the Board of Directors,            April 10, 2000
                                            President  and Chief Executive
                                            Officer (Principal Executive
                                            Officer and Director)

          /s/ Gregg A. Waldon
---------------------------------------     Chief Financial Officer, Treasurer,            April 10, 2000
            Gregg A. Waldon                 Secretary and Director (Principal
                                            Financial Officer and Principal
                                            Accounting Officer)

      /s/ Ronald E. Eibensteiner
---------------------------------------                Director                            April 10, 2000
        Ronald E. Eibensteiner

         /s/ Kenneth H. Holec
---------------------------------------                Director                            April 10, 2000
           Kenneth H. Holec

         /s/ Steven C. Waldron
---------------------------------------                Director                            April 10, 2000
           Steven C. Waldron



                                INDEX TO EXHIBITS

                                                                                                       Method
   Exhibit                                       Description                                          of Filing
   -------                                       -----------                                          ---------
                                                                                                Incorporated by
4.1            Second Amended and Restated Articles of Incorporation(1).......................  Reference

                                                                                                Incorporated by
4.2            Amended and Restated Bylaws(2).................................................  Reference

4.3            Stock  Purchase  Warrant  Agreement,  dated  December 20,   1996,  between  the  Incorporated by
               Registrant and Rita M. Olson(3)................................................  Reference

4.4            Note Conversion and Subscription  Agreement,  dated June 6,  1997,  between the  Incorporated by
               Registrant and Rita M. Olson (4)                                                 Reference

4.5            Stock Purchase Warrant Agreement,  dated April 1,  1998, between the Registrant  Filed Electronically and Andcor Companies, Inc......................................................

4.6             Stock Purchase Warrant, dated June 12, 1998, between the Registrant and Andcor   Filed Electronically
               Companies,Inc..................................................................

4.7            Stock Purchase Warrant  Agreement,  dated April 1,  1999, between the Registrant  Filed Electronically and Andcor Companies, Inc......................................................

4.8            Stock Purchase Warrant  Agreement,  dated June 30,  1999, between the Registrant  Filed Electronically and Christopher Reed...........................................................

5              Opinion of Faegre & Benson LLP.................................................  Filed Electronically

23.1           Consent of Grant Thornton LLP..................................................  Filed Electronically

23.2           Consent of Grant Thornton LLP..................................................  Filed Electronically

23.3           Consent of Grant Thornton LLP..................................................  Filed Electronically

23.4           Consent of Grant Thornton LLP..................................................  Filed Electronically

23.5           Consent of Ernst & Young LLP...................................................  Filed Electronically

23.6           Consent of Faegre & Benson LLP
               (contained in its opinion filed as Exhibit 5 to this Registration Statement)

24             Powers of Attorney
               (included on page II-4 of this Registration Statement)

------------------------
(1) Incorporated by reference to the exhibit 3.1 to the Registrant's Quarterly Report on Form 10-Q for the period ending December 31, 1999 (File No. 0-19817).

(2) Incorporated by reference to Exhibit A to the Registrant's Definitive Proxy Statement on Schedule 14A, filed with the Securities and Exchange Commission on July 22, 1997 (File No. 0-19817).

(3) Incorporated by reference to Exhibit 10.20 of the Registrant's Annual Report on Form 10-KSB for the fiscal year ended March 31, 1997 (File No. 0-19817).

(4) Incorporated by reference to Exhibit 10.21 of the Registrant's Annual Report on Form 10-KSB for the fiscal year ended March 31, 1997 (File No. 0-19817).